ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. REPORTS FINANCIAL RESULTS
 FOR THIRD QUARTER OF 2008

Addison, Texas, November 10, 2008; ULURU Inc. (NYSE Alternext: ULU) today announced its financial results for the third quarter ended September 30, 2008.

For the third quarter of 2008, the Company reported a net loss of $2.7 million, or $0.04 per share, compared with a net loss of $1.2 million, or $0.02 per share, for the same period last year.  For the nine months ended September 30, 2008, the Company reported a net loss of $6.9 million, or $0.11 per share, compared with a net loss of $3.3 million, or $0.05 per share, in the same period of 2007.

Revenue for the third quarter of 2008 was $125,000, compared to $130,000 for the third quarter of 2007.  For the nine months ended September 30, 2008, revenue was $477,000, compared to $632,000 in the same period of 2007.  The decrease in revenue from the nine months ended September 2007 compared to the nine months ended September 2008 is due to decreases of $243,000 in sponsored research income and $133,000 in Zindaclin® license fees, both of which were non-recurring revenues in 2007.  These decreases were partially offset by product sales of Altrazeal™ and Aphthasol™ of approximately $169,000 that occurred this year with no associated product sales occurring in 2007.

Research and development expenses for the third quarter of 2008 were $901,000, including $43,000 in share-based compensation, compared to $455,000, including $34,000 in share-based compensation, for the third quarter of 2007.  For the nine months ended September 30, 2008, research and development expenses were $2.6 million, including $119,000 in share-based compensation, compared to $1.6 million, including $97,000 in share-based compensation, in the same period of 2007. The increases in research and development expenses were primarily due to development costs associated with our wound care and OraDisc technologies, clinical studies for Altrazeal™, regulatory consulting expenses, and additional scientific personnel.

Selling, general and administrative expenses for the third quarter of 2008 were $1.7 million, including $238,000 in share-based compensation, compared to $0.8 million, including $106,000 in share-based compensation, for the third quarter of 2007.  For the nine months ended September 30, 2008, selling, general and administrative expenses were $4.0 million, including $630,000 in share-based compensation, compared to $2.1 million, including $265,000 in share-based compensation, in the same period of 2007. The increases in selling, general and administrative expenses were primarily due to the implementation of our Altrazeal™ sales and marketing efforts that started in June 2008 and increases in share-based compensation.

Commenting on the financial results Kerry P. Gray, President and CEO stated, “The increase in expenses are almost entirely due to the costs associated with the development of the Altrazeal™ franchise, product development costs to support line extensions, clinical trials for both Altrazeal™ and Altrazeal™ Silver and the sales and marketing efforts. The sales organization is now at 12, which was our initial target, and we now have in place an experienced wound care marketing executive to support our sales effort. It is anticipated that the investment being made in sales, marketing and research will significantly enhance our future financial performance. ”

During the past three months significant progress has been made developing our wound care franchise including:

¬	Filing a 510k for Altrazeal™ Silver
¬	Conducting a Satellite Symposium at the 23rd Annual “Clinical Symposium on Advances in Skin & Wound Care” to present clinical data on Altrazeal™
¬	Development of extensive clinical experience with Altrazeal™ in various wounds including burns, venous ulcers, diabetic foot ulcers, surgical wounds and traumatic wounds
¬	Successful completion of an ISO 9001 and ISO 13485 audit to support our CE Mark application
¬	Development, in conjunction with a potential strategic partner, and additional application of our OraDisc™ technology for preclinical evaluation

Gray continued, “The past 90 days have been a very demanding and exciting time for the Company as we continue to expand our wound care franchise. During the period we have had outstanding success with Altrazeal™ in the treatment of a wide variety of wound types, which we believe has significantly enhanced the value of this asset. This clinical success and the expansion of the product line to include a silver containing product are important milestones in the planned establishment of a wound care franchise that can treat the various phases of the wound healing cycle.”

About ULURU Inc.:

ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Nanoflex™ Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com. For further information about Altrazeal™ please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating our future financial performance of ULURU Inc. (the "Company"), the outstanding success of Altrazeal™ treating wounds, the enhanced value of the Altrazeal™ asset, the establishment of a wound care franchise and the investment in sales, marketing and research will enhance our future financial performance. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology and advantages of our products. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUES
License fees	$26,556	$13,862	$65,849	$168,742
Royalty income	80,822	83,044	241,168	219,962
Product sales	2,565	---	169,443	---
Other	15,494	33,000	494	243,501
Total Revenues	125,437	129,906	476,954	632,205

COSTS AND EXPENSES
Cost of goods sold	484	---	138,218	---
Research and development	901,344	454,985	2,644,104	1,574,148
Selling, general and administrative	1,731,877	820,763	3,966,347	2,109,589
Amortization	272,102	272,083	810,469	806,256
Depreciation	31,229	19,015	81,703	52,892
Total Costs and Expenses	2,907,036	1,566,846	7,640,841	4,542,885

OPERATING (LOSS)	(2,811,599)	(1,436,940)	(7,163,887)	(3,910,680)

Other Income (Expense)
Interest and miscellaneous income	65,868	197,104	269,801	616,733
Interest expense	---	---	---	(1,574)

(LOSS) BEFORE INCOME TAXES	(2,745,731)	(1,239,836)	(6,894,086)	(3,295,521)

Income taxes	---	---	---	---
NET (LOSS)	$(2,745,731)	$(1,239,836)	$(6,894,086)	$(3,295,521)

Basic and diluted net (loss) per common share	$(0.04)	$(0.02)	$(0.11)	$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	64,669,503	62,164,868	63,193,491	61,609,244

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)

Cash and cash equivalents	$9,532,621	$13,979,828
Current assets	10,866,832	15,536,146
Property and equipment, net	1,876,229	1,532,881
Other assets	10,394,424	11,053,976
Total assets	23,137,485	28,123,003

Current liabilities	1,968,006	1,389,989
Long term liabilities – deferred revenue	1,029,221	495,281
Total liabilities	2,997,227	1,885,270
Total stockholders’ equity	20,140,258	26,237,733